EXHIBIT 10.1
T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, WA 98006-1350

March 25, 2019

    Re:    Eligibility for Certain Payments and Benefits

Dear Dave:

This letter (the “Letter”) outlines certain payments and benefits that you will be eligible for if (i) you voluntary resign from T-Mobile US, Inc. (the “Company”) on or after October 29, 2020 and (ii) you provide the Company with at least (6) six months’ prior written notice of such resignation (a resignation that meets the requirements of both (i) and (ii), the “Separation”).

1.STI Award. Notwithstanding anything in the T-Mobile US, Inc. 2013 Omnibus Incentive Plan, as amended from time to time, and any successor plan thereto (the “Omnibus Plan”) or in your short-term (annual) incentive award (“STI Award”) agreement between you and the Company for the year in which your Separation occurs (the “STI Award Agreement”), upon your Separation, you will receive a pro-rata payment of your STI Award calculated based on the actual level of attainment of the applicable Performance Measures (as defined in the STI Award Agreement) during the portion of the year ending on the last day of the calendar quarter ending immediately prior to your Separation (i.e., determined as if the applicable performance period had ended as of the date of the last quarterly accounting accrual to occur prior to your Separation), as determined by the Company (or, if your Separation occurs during the first calendar quarter of the year, based on target performance), and pro-rated based on the number of days you were employed by the Company during the calendar year in which your Separation occurs (the “Pro-Rata STI Award”). The Pro-Rata STI Award will be paid to you within sixty (60) days following your Separation.

2.RSUs and PRSUs. Notwithstanding anything in the Omnibus Plan, that certain Letter Re: Severance Benefits, by and between you and the Company, dated April 28, 2018 (your “SLT Letter”) or in any award agreement between you and the Company evidencing the grant of an award of time-based restricted stock units (“RSUs”) or performance-based restricted stock units (“PRSUs”) (as applicable) (each, a “LTI Award Agreement”) (including any continued employment or continued service requirements set forth therein that would, absent this Letter, apply to the vesting and payment of your then-outstanding RSUs or PRSUs, as applicable), upon your Separation, your then-outstanding RSUs and PRSUs will be subject to the following provisions:

a.PRSUs and New RSUs. Your (i) PRSUs that are outstanding as of your Separation and (ii) RSUs are outstanding as of your Separation and that are granted on or after the date of this Letter (your “New RSUs”) will be subject to the following provisions (for clarity, your New RSUs shall not include any Existing RSUs (as defined below), which shall be treated as set forth in Section 2(b) below):

i.New RSUs. Upon your Separation, any then-outstanding and unvested New RSUs will remain outstanding and will continue to vest and be paid to you in accordance with the terms of the applicable LTI Award Agreement.

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ii.PRSUs. Upon your Separation, any then-outstanding and unvested PRSUs will remain outstanding and will continue to be eligible to vest and be paid to you in accordance with the terms of the applicable LTI Award Agreement; provided, however, that the number of PRSUs that vest and become payable to you, and the Adjustment Percentage (as defined in the applicable LTI Award Agreement), shall be determined based on the lesser of (i) the actual level of attainment of the applicable Performance Measures (as defined in the applicable LTI Award Agreement) during the applicable Performance Period (as defined in the applicable LTI Award Agreement), as determined by the Company following the conclusion of the Performance Period, or (ii) the actual level of attainment of the applicable Performance Measures during the portion of the applicable Performance Period ending on the date of your Separation (i.e., determined as if the applicable Performance Period had ended on the date of your Separation), as determined by the Company. Notwithstanding the foregoing, if your Separation also constitutes a qualifying termination of employment that triggers severance payments and benefits under your SLT Letter, then your PRSUs that are outstanding and unvested as of your Separation will be treated as provided under the SLT Letter (rather than as provided under this Section 2(a)).

iii.Death; Disability. Notwithstanding Sections 2(a)(i) and (ii) above, in the event of your death or Disability (as defined in the Omnibus Plan) following your Separation but prior to the last date on which any New RSUs and/or PRSUs become vested in accordance with Sections 2(a)(i) and (ii) above, your then-outstanding and unvested New RSUs and PRSUs will vest in full on the date of your death or Disability and be paid to you within sixty (60) days following the date of such death or Disability (and, with respect to your PRSUs, the applicable Adjustment Percentage shall be determined in accordance with Section 2(a)(ii) above).

b.Existing RSUs. Upon your Separation, your then-outstanding and unvested RSUs that were granted prior to the date of this Letter (your “Existing RSUs”) will vest in full (to the extent then-unvested) on the Release Effective Date (as defined below) and shall remain outstanding and eligible to vest on the Release Effective Date. For clarity, your Existing RSUs will be administered as exempt from Section 409A (as defined below) for purposes of this Letter and the SLT Letter.

3.COBRA Benefits. During the period commencing on the date of your Separation and ending on the earlier of the end of the last day of the eighteenth (18th) calendar month following the date of your Separation or, if earlier, the date on which you become eligible for coverage under a subsequent employer’s group medical and dental plans (in either case, the “COBRA Period”), subject to your valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, the Company will continue to provide to you and your dependents, at the Company’s sole expense, coverage under its group medical and dental plans at the same levels in effect on the date of your Separation; provided, however, that if (a) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), (b) the Company is otherwise unable to continue to cover you or your dependents under its group health plans, or (c) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to the dollar value of the balance of the Company’s subsidy shall thereafter be paid to you in substantially equal, then-currently-taxable monthly installments over the COBRA Period (or remaining portion thereof) (collectively, the “COBRA Benefits”).

4.Continued Mobile Service Discounts. Following the date of your Separation, you shall continue to be eligible for the Company’s employee mobile service discount program, in accordance with the terms of such program as in effect from time to time during such period (the “Continued Mobile Discounts”).

5.Release Requirement. Notwithstanding anything herein or in any applicable STI Award Agreement and any LTI Award Agreement (collectively, the “Award Agreements”) to the contrary, you will not be eligible to receive any of the payments and benefits described in Sections 1 through 4 above unless you execute and do not revoke a release of claims in a form prescribed by the Company that becomes effective and irrevocable no later than sixty (60) days following the date of your Separation (the date on which such release becomes effective and irrevocable, the “Release Effective Date”).

6.Exclusions; Amendment; No Other Modifications. Your Award Agreements will be deemed amended to the extent necessary to reflect this Letter. Except as otherwise expressly set forth in this Letter, the terms and conditions set forth in the Omnibus Plan, the SLT Letter and the Award Agreements will continue to apply to your STI Awards, RSUs and PRSUs following the date of this Letter.

7.Restrictive Covenants. Section 3 of the SLT Letter is hereby incorporated into this Letter as if first set forth herein, and the restrictive covenants set forth in Section 3 of the SLT Letter shall apply to you upon your Separation hereunder; provided, however, that notwithstanding anything to the contrary in the SLT Letter, for purposes of applying Section 3 of the SLT Letter to your Separation, the duration of the post-termination “Restricted Period” (as defined in Section 3 of the SLT Letter) shall extend through the later of (a) one (1) year following your Separation (or, if your Separation occurs within one (1) year following the closing of the Transaction (as defined in the SLT Letter), eighteen (18) months following your Separation) or (b) the last date on which any RSUs and/or PRSUs are paid to you in accordance with the terms of this Letter.

8.No Right to Continued Employment. Nothing contained in this Letter shall confer upon you any right to continue in the employ or service of the Company or affect the right of the Company to terminate your employment or service at any time.

9.No Tax Advice. The Company is not making any warranties or representations to you with respect to the income tax consequences associated with this Letter, the treatment of your STI Award, RSUs and/or PRSUs contemplated hereunder, the COBRA Benefits or the Continued Mobile Discounts and you are in no manner relying on the Company, its affiliates or any of their respective representatives for an assessment of such tax consequences. You are hereby advised to consult with your own tax advisor with respect to any tax consequences associated with this Letter.

10.Governing Law. This Letter shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws, and applicable federal law.

11.Section 409A. Notwithstanding anything to the contrary in the Omnibus Plan, the SLT Letter, any LTI Award Agreement or this Letter, if the Company determines that paying any amounts to you in respect of your RSUs and/or PRSUs at the time(s) indicated in any Award Agreement or this Letter (as applicable) would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be paid to you prior to the expiration of the six (6)-month period following your “separation from service” with the Company (within the meaning of Section 409A of the Code) if you are a “specified employee” (within the meaning of Section 409A of the Code) on the date of your separation from service. If the payment of any such amount is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amounts that would have otherwise been payable to you during such six (6)-month period (without interest). For purposes of Section 409A of the Code, any right to a series of installment payments pursuant to this Agreement shall be treated as a right to a series of separate payments, and each RSU or PRSU (and any amounts payable in respect thereof) shall be treated separately from each other RSU and PRSU (and any amounts arising in connection therewith).

12.Miscellaneous. This Letter, together with the Omnibus Plan, the SLT Letter and the Award Agreements, sets forth the final and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and you, or any representative of the Company or you, with respect to the subject matter hereof. This Letter may be amended at any time by the Company, provided that no amendment may, without your consent, materially impair your rights under any Award Agreement. This Letter may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

Please indicate your acknowledgment of, and agreement to, the terms and conditions set forth in this Letter by signing in the space below and returning a signed copy of this Letter to me. Please retain one fully-executed original for your files.

Sincerely,

                        T-Mobile US, Inc.

                        By: _/s/ Elizabeth A. McAuliffe _____________
                        Name: Elizabeth A. McAuliffe
                        Title: EVP, Human Resources

Acknowledged, Agreed and Accepted:

/s/ David A. Miller_______________________________
David A. Miller

Date: March 28, 2019